Back to Form 8-K
Exhibit 99.1

WellCare’s Missouri Care Health Plan Awarded Contract to Continue Serving
MO HealthNet Managed Care

TAMPA, Fla. (March 4, 2015) — WellCare Health Plans, Inc. (NYSE: WCG) announced today that the Missouri Office of Administration, Division of Purchasing and Materials Management selected Missouri Care Health Plan, a WellCare company, to continue serving Medicaid recipients participating in the MO HealthNet Managed Care program. The new contract begins July 1, 2015 and is for one year with two renewal options.

“Missouri Care is proud to continue working with the state to provide quality, cost-effective health care solutions that deliver better health outcomes for the low-income children and families that we serve,” said Barb Witte, state president, Missouri Care. “We have been a part of Missouri’s Medicaid program for more than 16 years, and we look forward to working with the state, providers and community organizations to strengthen the care we coordinate for our members to manage costs and deliver long-term sustainable results.”

As of Dec. 31, 2014, Missouri Care serves approximately 104,000 MO HealthNet Managed Care (Medicaid) members across 54 counties.

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services targeted to government-sponsored health care programs, including Medicaid, Medicare, Prescription Drug Plans and the Health Insurance Marketplace. Headquartered in Tampa, Fla., WellCare offers a variety of health plans for families, children, and the aged, blind and disabled. The company serves approximately 4.1 million members nationwide as of Dec. 31, 2014. For more information about WellCare, please visit the company's website at www.wellcare.com or view the company’s videos at https://www.youtube.com/user/WellCareHealthPlan.

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Investor Relations

Angie McCabe
813-206-3916
813-206-6958
angie.mccabe@wellcare.com

Media Relations
Crystal Warwell Walker
813-206-2697
crystal.walker@wellcare.com